Exhibit 5

Opinion and Consent of Gregory M. Wilson

Gregory M. Wilson

Attorney at Law

18610 East 32nd Ave.

Greenacres, WA 99016

Tel. (509) 891-8373

Fax (509) 891-8382

November 5, 2004

Board of Directors

T-Bay Holdings, Inc.

22 East State St.

Eagle, ID 83616

Re:

T-Bay Holdings, Inc. Registration

Statement on Form S-8(the ARegistration Statement@)

Gentlemen:

I have acted as special counsel to T-Bay Holdings, Inc., a Nevada corporation, (the ACompany@) in connection with the registration of 1,000,000 shares of the Company=s common stock, (the AShares@), pursuant to the terms and conditions of the Company=s Legal Services Plan described in the Company=s Registration Statement on Form S-8 dated November 5, 2004.

You have advised that:

1.

The Company is current in its reporting responsibilities to the Securities and Exchange Commission as mandated by the Securities Exchange Act of 1934, as amended.

2.    The Shares will be issued to Gregory M. Wilson for legal services rendered to T-Bay Holdings, Inc. presently and in the future.

3.    The shares to be issued under the plan will be pursuant to corporate resolution and the approval of the Board of Directors of the Company.

In connection with the representation, I have examined such records and documents and made such examinations of law as I have deemed relevant in connection with this opinion. In my examination, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

Based on the accuracy of the information supplied to me, it is my opinion that the Company may avail itself of a Registration Statement on Form S-8, and is qualified to do so. Further, subject to the limitation set forth in the Company's Articles of Incorporation with respect to the maximum number of shares of common stock that the Company is authorized to issue, and assuming that the Shares will be issued as set forth in the Plan and the Registration Statement, at a time when effective, and that the Company will fully comply with all applicable securities laws involved under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated pursuant to these Acts, and in those states of foreign jurisdictions in which the Shares may be sold, I am of the opinion that, upon proper and legal issuance of the Shares and receipt of the consideration to be paid for the Shares, the Shares will be duly authorized, validly issued, fully paid and nonassessable shares of common stock of the Company.

I hereby consent to the filing of this opinion with the Commission as Exhibit 5.0 to the Registration Statement. I also consent to the reference to my firm under the heading in the Registration Statement. In giving this consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. I assume no obligation to revise or supplement this opinion should the present laws of the State of Nevada or the federal law of the United States be changed by legislative action, judicial decision or otherwise. This opinion is furnished to you pursuant to the applicable rules and regulations promulgated under the Act in connection with the filing of this Registration Statement. Should you have any questions or comments, please do not hesitate to contact this office.

Sincerely,

 /s/ Gregory M. Wilson

Gregory M. Wilson